Gulf Resources Reports Second Quarter 2014 Financial Results

SHOUGUANG, China, August 8, 2014 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced its financial results for the second quarter ended June 30, 2014.

Second Quarter 2014 Highlights

•	Net income was $5.7 million or $0.15 per basic and $0.14 per diluted share, versus $5.4 million, or $0.14 per basic and diluted share a year ago, representing a year-over-year increase of 6%.
•	Net revenue was $31.8 million, a year-over-year decrease of 3%
•	Gross profit was $9.2 million, a year-over-year decrease of 4%
•	Gross margin was 29%, which remained the same as compared to 29% in the second quarter of 2013
•	Income from operations was $7.5 million, as compared to $7.4 million in the second quarter of 2013, a year-over-year increase of 2%
•	Operating margin was 24%, as compared to 22% for the second quarter of 2013
•	Cash totaled $129 million as of June 30, 2014

"We are pleased to report that net income has increased 37% for the first half year of 2014 compared with the same period of 2013. This was mainly due to strong performance from our chemical products segment, which increased both its selling price and selling volume per tone. Gross profit margin also increased by approximately 5%. While our other two business segments, bromine and crude salt, experienced weaker results.” said Mr. Xiaobin Liu, CEO of the Company.

Second Quarter 2014 Financial Results

Gulf Resources' net revenue was $31,752,814 for three-month period ended June 30, 2014, a decrease of approximately $1.1 million (or 3%) as compared to the same period in 2013. This decrease was attributable to the decrease in our bromine and crude salt segments. Revenue from the bromine products segment decreased from $17,473,276 for the three-month period ended June 30, 2013 to $16,214,612 for the same period in 2014, a decrease of approximately 7%. Revenue from the crude salt segment decreased from $3,629,976 for the three-month period ended June 30, 2013 to $2,915,445 for the same period in 2014, a decrease of approximately 20%. Revenue from the chemical products segment increased from $11,750,644 for the three-month period ended June 30, 2013 to $12,622,757 for the same period in 2014, an increase of approximately 7%.

Gross profit was $9,185,891, or 29%, of net revenue for three-month period ended June 30, 2014 compared to $9,593,695, or 29%, of net revenue for the same period in 2013.

The total research and development costs incurred for the three-month period ended June 30, 2014 and 2013 were $32,558 and $54,480, respectively, a decrease of 40%. Research and development costs for the three-month period ended June 30, 2014 and 2013 represented raw materials used by SYCI for testing the manufacturing routine.

General and administrative expenses were $1,701,601 for the three-month period ended June 30, 2014, a decrease of $720,851 (or 30%) as compared to $2,422,452 for the same period in 2013. This decrease in general and administrative expenses was primarily due to (i) a decrease of non-cash expenses related to stock options granted to employees from $524,400 for the three-month period ended June 30,2013 to $16,100 for the same period of 2014; and (ii) an unrealized exchange loss in relation to the translation difference of inter-company balances in USD and RMB for the three-month period ended June 30,2013 in the amount of $366,028, as compared to unrealized exchange gain for the same period in 2014 in the amount of $3,223.

Other operating income was $116,921 for the three-month period ended June 30, 2014, which represented sales of wastewater to some of our customers. Other operating income was $287,127 for the three-month period ended June 30, 2013, which represented (i) sales of wastewater to some of our customers in the amount of $116,035 and (ii) a sum of $171,092 for insurance compensation received in 2013 for legal fees incurred in 2012. Wastewater is generated from the production of bromine and eventually becomes crude salt when it evaporates. Not all of our bromine production plants have sufficient area on the property to allow for evaporation of wastewater to produce crude salt. Certain of our customers who have facilities located adjacent to our bromine production plants have agreed to allow us to channel our wastewater into brine pans on their properties for evaporation. These customers then are able to sell the resulting crude salt themselves. We signed agreements with four of our customers to sell them our wastewater at market prices.

Income from operations was $7,531,572 for the three-month period ended June 30, 2014 (or 24% of net revenue), an increase of $152,797, or approximately 2%, over income from operations for the same period in 2013. The increase was primarily due to the decrease in general and administrative expense described above, partially offset by a decrease in bromine and salt segment revenue, mainly due to a decrease in bromine and crude salt selling prices.

Other income, net of $66,743 representing bank interest income, net of capital lease interest expense for the three -month period ended June 30, 2014, an increase of $40,897 (or approximately 158%) as compared to the same period in 2013, mainly due to higher average bank balances held during the three months period ended June 30, 2014 compared to the same period ended June 30, 2013.

Net income was $5,664,812 for the three-month period ended June 30, 2014, an increase of $308,913 (or approximately 6%) compared to the same period in 2013. The increase resulted primarily from a decrease in general and administrative expenses described above, partially offset by a decrease in bromine and salt segment revenues which resulted from a decrease in bromine and crude salt selling prices.

Income taxes were $1.9 million for the second quarter of 2014, a decrease of 6% from $2.0 million for the first quarter of 2013. The Company's effective tax rate was 25% and 28% for the three-month periods ended June 30, 2014 and 2013, respectively.

Six Months Ended June 30, 2014

Net income was $10 million (or $0.26 and $0.25 per basic and diluted share, respectively) for the six-month period ended June 30, 2014, an increase of approximately 37% compared to the same period in 2013 which was $7.2 million (or $0.19 per basic and diluted share, respectively). Net revenue for the six-month period ended June 30, 2014 was $57 million, representing an increase of approximately $2.0 million (or 4%) over the same period in 2013. Gross profit was $16 million, or 28%, of net revenue for six-month period ended June 30, 2014 compared to $14 million, or 25%, of net revenue for the same period in 2013, primarily attributable to an increase in the margin percentage of chemical products segment. Income from operations was $13 million for the six-month period ended June 30, 2014 (or 23% of net revenue), an increase of $3 million, or approximately 32%, over income from operations for the same period in 2013.

Financial Condition

As of June 30, 2014, the Company had cash of $129 million, total liabilities of $14.3 million, and stockholders' equity of $302 million. As of June 30, 2014, the Company had working capital of $168.8 million. As of June 30, 2014, the Company generated $23.1 million in cash flow from operations, used approximately $0.6 million for the prepayment of land leases, and repaid $0.3 million for our capital lease obligations for the six-month period ended June 30, 2014.

Business Outlook

"Despite the continuing macro-economic tightening policy imposed by the PRC government beginning in the second half of 2011, and a decrease in raw mater prices of bromine and crude salt, the Company’s net income increased slightly by 6% for the second quarter 2014 compared to the same period of 2013. We will continue to pursue a long-term growth strategy by expanding our business segments, exploring more brine water resources, obtaining bromine assets through acquisition, developing new projects, and continually looking for and doing attractive horizontal and vertical acquisition, while evaluating our cash flow from operating activities, which will help the Company achieve a sustainable long-term competitive advantage "said Mr. Xiaobin Liu, CEO of Gulf Resources." In the meantime, the Company will continue to try to improve its internal controls, expand its sales markets, increase its production utilization rate and decrease management and administration expenses."

Conference Call

Gulf Resources' management will host a conference call on Monday, August 11, 2014 at 8:00 AM Eastern Time to discuss its financial results for the second quarter ended June 30, 2014.

Hosting the call will be Mr. Xiaobin Liu, CEO of Gulf Resources. The Company's management team will be available for investor questions following the prepared remarks.

To participate in this live conference call, please dial +1 (877) 275-8968 five to ten minutes prior to the scheduled conference call time. International callers should dial +1 (706) 643-1666. The conference participant pass code is 85417617.

A replay of the conference call will be available for 14 days starting starting from 11:00 AM ET on Monday, August 11, 2014. To access the replay, dial +1 (855) 859-2056. International callers should dial +1 (404) 537-3406. The pass code is 85417617.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.gulfresourcesinc.com/events.html. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About GulfResources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and as papermaking chemical agents. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.
         Web: http://www.gulfresourcesinc.com

         CEO Assistant & Director of Investor Relations
         Helen Xu
         Beishengrong@vip.163.com

         IR Manager
         Max Ma
         Max_vx@163.com